Exhibit 10.3

RESTRICTED STOCK AWARD

Granted by

NORTHFIELD BANCORP, INC.

under the

NORTHFIELD BANCORP, INC.
2014 EQUITY INCENTIVE PLAN

This restricted stock agreement (“Restricted Stock Award” or “Agreement”) is and will be subject in every respect to the provisions of the 2014 Equity Incentive Plan (the “Plan”) of Northfield Bancorp, Inc. (the “Company”) which are incorporated herein by reference and made a part hereof, subject to the provisions of this Agreement. A copy of the Plan has been provided to each person granted a Restricted Stock Award pursuant to the Plan. The holder of this Restricted Stock Award (the “Participant”) hereby accepts this Restricted Stock Award, subject to all the terms and provisions of the Plan and this Agreement, and agrees that all decisions under and interpretations of the Plan and this Agreement by the committee appointed to administer the Plan (“Committee”) or the Board will be final, binding and conclusive upon the Participant and the Participant’s heirs, legal representatives, successors and permitted assigns. Capitalized terms used herein but not defined will have the same meaning as in the Plan.
1.    Name of Participant:     ______________________
2.        Date of Grant: May 27, 2015

3.	Total number of shares of Company common stock, $0.01 par value per share, covered by the Restricted Stock Award:

____________

4.	Vesting Schedule. Except as provided in item 6 of this Agreement, this Restricted Stock Award first becomes earned in accordance with the following:

Number of Shares Vesting	Vesting Date
###___### ###___### ###___### ###___### ###___###	May 27, 2016 May 27, 2017 May 27, 2018 May 27, 2019 May 27, 2020

5.	Grant of Restricted Stock Award.
The Restricted Stock Award will be in the form of issued and outstanding shares of Stock that will be registered in the name of the Participant and held by the Company, together with a stock power executed by the Participant in favor of the Company, pending the vesting or forfeiture of the Restricted Stock. Notwithstanding the foregoing, the Company may, in its sole discretion, issue Restricted Stock in any other format (e.g., electronically) in order to facilitate the paperless transfer of such Awards.

6.	Terms and Conditions.
The Participant will have the right to vote the shares of Restricted Stock awarded hereunder.
Any cash dividends or distributions declared with respect to shares of Stock subject to the Restricted Stock Award will be delayed and distributed to the Participant at the time that the Restricted Stock vests. The Committee shall cause the dividend to be distributed to the Participant no later than two and one-half months following the date on which the Restricted Stock vests. Any stock dividends declared and paid with respect to shares of Stock subject to the Restricted Stock Award will be issued subject to the same restrictions and the same vesting schedule as the underlying share of Stock on which the dividend was declared.
To the extent the Participant no longer serves as an employee but continues in Service as a non-employee director, the Participant shall forfeit a number of Restricted Stock Awards from each installment that would vest after his termination of employment (but continuation of Service as a non-employee director), equivalent to the difference between the number of Restricted Stock Awards the Participant received as an employee and the Restricted Stock Awards the Participant would have received if the Participant had been a non-employee director on the date of grant. In the event the termination of employment occurs during a vesting period, the amount forfeited would be pro-rated to take into account the period of Service during such vesting period that the employee served as an employee. The non-forfeited portion of the Restricted Stock Awards would continue to vest in accordance with the schedule set forth above in item 4 for so long as the Participant remains in the Service of the Company. For the avoidance of doubt as to the manner in which this reduction of Restricted Stock Awards would be applied, please refer to Exhibit A attached hereto.

7.	Delivery of Shares.
Delivery of shares of Stock under this Restricted Stock Award will comply with all applicable laws (including, the requirements of the Securities Act), and the applicable requirements of any securities exchange or similar entity.

8.    Change in Control.

8.1
Notwithstanding any other Section of this Award Agreement to the contrary, in the event of the Participant’s Involuntary Termination either (i) following a Change in Control or (ii) within 36 months following a Merger of Equals (as defined below), all Restricted Stock Awards subject to this Agreement will become fully vested as of the date of termination.

8.2	A “Change in Control” will be deemed to have occurred as provided in Section 4.2 of the Plan.

8.3
A “Merger of Equals” shall be deemed to have occurred at such time as (i) a plan of reorganization, merger, consolidation or similar transaction (collectively, a “Merger”) is consummated in which the Bank or the Company is the resulting or surviving institution or corporation, and (ii) as part of such Merger (A) the Company issues 30% or more of its outstanding common stock to one or more persons (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) who immediately prior to the completion of the Merger were stockholders of the institution or company that merges into or combines with the Bank or the Company, and (B) less than 60% of the members of the Board of Directors of the Company immediately after the completion of the Merger consists of persons who were members of the Board of Directors of the Company immediately prior to the completion of the Merger. Notwithstanding the foregoing, a Merger of Equals shall not include (a) the formation of a joint venture; (b) the acquisition of an asset or a group of assets that does not constitute a business; or (c) a combination of entities or businesses under common control. Notwithstanding anything in this Agreement or the Plan to the contrary, for purposes of a Merger of Equals, the term “Involuntary Termination” shall not include termination of employment by an Employee Participant for Good Reason due to a material diminution in his or her authority, duties or responsibilities, as described in Section 8.1(t)(ii) of the Plan.

9.	Adjustment Provisions.
This Restricted Stock Award, including the number of shares subject to the Restricted Stock Award, will be adjusted upon the occurrence of the events specified in, and in accordance with the provisions of, Section 3.4 of the Plan.
10.    Effect of Termination of Service or Employment on Restricted Stock Award.
10.1    This Restricted Stock Award will vest as follows:

(i)
Death. In the event of the Participant’s Termination of Service by reason of the Participant’s death, all Restricted Stock subject to this Agreement will vest as to all shares subject to an outstanding Award at the date of Termination of Service.

(ii)	Disability. In the event of the Participant’s Termination of Service by reason of Disability, all Restricted Stock subject to this Agreement will vest at the date of Termination of Service.

(iii)	Termination for Cause. If the event of the Participant’s Termination of Service for Cause, all Restricted Stock subject to this Agreement that has not vested will expire and be forfeited.

(i)
Other Termination of Service. If the event of the Participant’s Termination of Service for any reason other than due to death, Disability or for Cause, all shares of Restricted Stock subject to this Agreement which have not vested as of the date of Termination of Service will expire and be forfeited.

(ii)
Termination of Employment. To the extent the Participant no longer serves as an employee but continues in Service as a non-employee director, the Participant shall forfeit a number of Restricted Stock Awards from each installment that would vest after his termination of employment (but continuation of Service as a non-employee director), equivalent to the difference between the number of Restricted Stock Awards the Participant received as an employee and the Restricted Stock Awards the Participant would have received if the Participant had been a non-employee director on the date of grant. In the event the termination of employment occurs during a vesting period, the amount forfeited would be pro-rated to take into account the period of Service during such vesting period that the employee served as an employee. The non-forfeited Restricted Stock Awards would continue to vest in accordance with the schedule set forth above in item 4 for so long as the Participant remains in the Service of the Company. For the avoidance of doubt as to the manner in which this reduction of Restricted Stock Awards would be applied, please refer to Exhibit A attached hereto.

11.    Miscellaneous.

11.1	This Agreement may not be amended or otherwise modified unless evidenced in writing and signed by the Company and the Participant.

11.2	A Restricted Stock Award is not transferable prior to the time such Award vests in the Participant.

11.3	This Restricted Stock Award will be governed by and construed in accordance with the laws of the State of New Jersey.

11.4
This Restricted Stock Award is subject to all laws, regulations and orders of any governmental authority which may be applicable thereto and, notwithstanding any of the provisions hereof, the Company will not be obligated to issue any shares of stock hereunder if the issuance of such shares would constitute a violation of any such law, regulation or order or any provision thereof.

11.5
The Participant may request that the Company withhold a sufficient number of shares (based on the Fair Market Value on the vesting date) to satisfy the minimum required federal, state and local tax withholding, if doing so would not violate any laws, regulations, or orders of any governmental authority.

IN WITNESS WHEREOF, the Company has caused this instrument to be executed in its name and on its behalf as of the date of grant of this Restricted Stock Award set forth above.
NORTHFIELD BANCORP, INC.
By:
Its:

PARTICIPANT’S ACCEPTANCE
The undersigned hereby accepts the foregoing Restricted Stock Award and agrees to the terms and conditions hereof, including the terms and provisions of the 2014 Equity Incentive Plan. The undersigned hereby acknowledges receipt of a copy of the Company’s 2014 Equity Incentive Plan.
PARTICIPANT

Schedule

The above form of Restricted Stock Award Agreement was signed by John W. Alexander, Chairman and Chief Executive Officer (100,000 shares), and Steven M. Klein, President and Chief Operating Officer (70,000 shares).

EXHIBIT A

EXAMPLE:    Assume the employee is granted 250,000 Restricted Stock Awards on July 1, 2014. The Restricted Stock Award vests at the rate of 20% per year (i.e., 50,000 shares per year) commencing one year from the date of grant. Also assume each director is granted 50,000 Restricted Stock Awards on July 1, 2014 and that each director’s awards vest at the rate of 20% per year (i.e., 10,000 shares per year) commencing one year from the date of grant. Further assume that the employee resigns as an employee, effective December 31, 2016, but continues in the service of the Company as a member of the Board. At the time of the employee’s resignation, the employee would have vested in an aggregate of 100,000 Restricted Stock Awards (on July 1, 2015 and July 1, 2016). The employee’s resignation occurs six months into the third vesting year. Accordingly, on July 1, 2017, the former employee would vest in 30,000 Restricted Stock Awards, calculated as follows:
50,000 Restricted Stock Awards (employee grant) x 6/12 (July – December) = 25,000
10,000    Restricted Stock Awards (director grant) x 6/12 (January through June) = 5,000
The employee would forfeit 20,000 Restricted Stock Awards from those vesting on July 1, 2017.
Further, the former employee would forfeit 40,000 Restricted Stock Awards from each of the installments vesting July 1, 2018 and July 1, 2019. The effect of this is that the former employee would vest in a number of shares of Restricted Stock during the two years in which he performed no services as an employee equal to the same number of Restricted Stock in which the other non-employee directors vest for such years.